Exhibit 3.1

CERTIFICATE OF AMENDMENT OF
CERTIFICATE OF INCORPORATION
OF
MERGE HEALTHCARE INCORPORATED

MERGE HEALTHCARE INCORPORATED (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

1.	The name of the Corporation is Merge Healthcare Incorporated.

2.	Pursuant to resolution of its Board of Directors, the 2015 Annual Meeting of the stockholders of said Corporation was duly called and held on June 17, 2015 upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the below amendments.

3.	The Certificate of Incorporation of the Corporation, as amended, is hereby further amended by adding the following words at the conclusion of Article V:

C.            Voting Rights.  Except as otherwise provided by the Delaware General Corporation Law or this Certificate of Incorporation and subject to the rights of holders of Preferred Stock, all of the voting power of the stockholders of the Corporation shall be vested in the holders of the Common Stock, and each holder of Common Stock shall have one vote for each share held of record by such holder on all matters submitted to a vote of the stockholders of the Corporation generally.  Notwithstanding any other provision of this Certificate of Incorporation to the contrary, the holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designation in respect of any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either as a separate series or together as a class with the holders of one or more such other series, to vote thereon pursuant to this Certificate of Incorporation.

4.	This Certificate of Amendment of Certificate of Incorporation was duly adopted in accordance with Section 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, said MERGE HEALTHCARE INCORPORATED has caused this Certificate to be signed by its Secretary this 17th day of June, 2015.

MERGE HEALTHCARE INCORPORATED

By:	/s/ Justin C. Dearborn
Justin C. Dearborn
Its:	Secretary